UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 23, 2008

PERFORMANCE TECHNOLOGIES, INCORPORATED

Commission file number 0-27460

     Incorporated pursuant to the Laws of the State of Delaware Internal Revenue Service – Employer Identification No. 16-1158413 205 Indigo Creek Drive, Rochester, New York 14626

(585)256-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)).

Item 8.01 Other Events

On October 23, 2008, Performance Technologies, Incorporated issued a press release announcing a stock repurchase program. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K.

(c) Exhibits.

(99.1) Press release issued by Performance Technologies, Incorporated on October 23, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

October 29, 2008	By /s/ John M. Slusser
John M. Slusser
President and Chief Executive Officer

October 29, 2008	By /s/ Dorrance W. Lamb
Dorrance W. Lamb
Chief Financial Officer and Senior Vice President of Finance

Exhibit 99.1

For more information contact: Dorrance W. Lamb Chief Financial Officer Performance Technologies 585-256-0200 ext. 276 http://www.pt.com finance@pt.com

Performance Technologies Begins a New Stock Repurchase Program

“Repurchase of up to $10 million of Common Stock Authorized”

ROCHESTER, NY – October 23, 2008 -- Performance Technologies, Inc. (Nasdaq: PTIX) today announced that its Board of Directors has approved a new stock repurchase program whereby the Company is authorized to repurchase shares of its common stock for an aggregate purchase price not to exceed $10 million. Under this new program, Performance Technologies shares may be repurchased through open market or private transactions, including block purchases, over the next twelve months and will be used for the Company’s stock option plan, potential acquisition initiatives and general corporate purposes. Performance Technologies has approximately 11,613,000 common shares outstanding.

“Progress continues to be realized on the Company’s strategic initiatives of market diversification, investment in our signaling products and organization, and emphasis on gross margin,” said John M. Slusser, president and chief executive officer. “Based on our belief that these initiatives will position the Company for solid market growth as the economic environment improves, we believe that the Company’s common stock is currently undervalued and represents a highly attractive investment. Our Board of Directors has authorized the use of the Company’s strong cash position to repurchase shares of our common stock over the next twelve months and has dedicated $10 million to that repurchase program. This program affords management the ability to take advantage of this investment opportunity, while strengthening shareholder value.”

Under the Company’s most recent stock repurchase program, which expired in July 2008, the Company expended $9.1 million to repurchase 1.9 million shares of common stock. Since 2000, the Company has expended $25.1 million to repurchase approximately 3.2 million shares of its common stock.

About Performance Technologies

Performance Technologies (NASDAQ: PTIX) is a global supplier of integrated IP-based platforms and solutions for advanced communications networks and innovative computer system architectures. Our Embedded Systems Group offers robust application-ready platforms that incorporate open standards-based software and hardware, providing significantly accelerated end product deployment benefits for equipment manufacturers. Our Signaling Systems Group offers the SEGway™ product suite, which includes IP STPs, SS7 over IP transport solutions, and signaling gateways that enable lower operating costs through utilization of IP networks, thereby creating competitive advantages for carriers in existing and emerging markets.

Performance Technologies is headquartered in Rochester, New York. Additional operational and engineering facilities are located in San Diego and San Luis Obispo, California; and Kanata, Ontario, Canada. For more information, visit www.pt.com.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. This press release contains forward-looking statements which reflect the Company's current views with respect to future events and financial performance, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor provisions of those Sections. The Company’s future operating results are subject to various risks and uncertainties and could differ materially from those discussed in the forward-looking statements and may be affected by various trends and factors which are beyond the Company’s control. These risks and uncertainties include, among other factors, general business and economic conditions, rapid technological changes accompanied by frequent new product introductions, competitive pressures, dependence on key customers, inability to gauge order flows from customers, fluctuations in quarterly and annual results, the reliance on a limited number of third party suppliers, limitations of the Company’s manufacturing capacity and arrangements, the protection of the Company’s proprietary technology, the dependence on key personnel, changes in critical accounting estimates, potential impairments related to goodwill and investments, foreign regulations and potential material weaknesses in internal control over financial reporting. In addition, during weak or uncertain economic periods, customers’ visibility deteriorates causing delays in the placement of their orders. These factors often result in a substantial portion of the Company’s revenue being derived from orders placed within a quarter and shipped in the final month of the same quarter. Forward-looking statements should be read in conjunction with the audited Consolidated Financial Statements, the Notes thereto, Risk Factors, and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company as of December 31, 2007, as contained in the Company’s Annual Report on Form 10-K, and other documents filed with the Securities and Exchange Commission.

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